This[]slide[]is[]not[]for[]distribution []in[]isolation
[]and[]must[]be[]viewed[]in[]conjunction []with[]the[]accompanying
[]term[]sheet,[]product []supplement, []prospectus []supplement
[]and[]prospectus, []which[]further[]describe []the[]terms,[]conditions
[]and[]risks[]associated []with[]the[]notes.
JPMorgan []Auto []Callable []Contingent []Interest []Notes []linked
[]to[]the[]Common []Shares []of[]Cabot []Oil[]and[]Gas[]Corp, []due []August
[]05,[]2015

The[]notes[]are[]designed []for[]investors []who[]seek[]a[]Contingent
[]Interest []Payment
[](i)[]with[]respect[]to[]each[]Review[]Date[]for[]which[]the[]closing[]price[]
of[]one[]share[]of[]the[]Reference
[]Stock[]is[]greater[]than[]or[]equal[]to[]the[]Interest
[]Barrier[]or[](ii)[]with[]respect[]to[]the[]final[]Review[]Date[]for[]which[]t he[]Final[]Stock[]Price[]is[]greater[]than[] or[]equal[]to[]the[]Interest
[]Barrier. [][]Any[]payment
[]on[]the[]notes[]is[]subject[]to[]the[]credit[]risk[]of[]JPMorgan
[]Chase[]and[]Co.

Trade[]Details/Characteristics
Reference[]Stock:                         The[]Common[]Stock,[]par[]value[]$0.10[]per[]share,[]of[]Cabot[]Oil[]and[]Gas[]Corp
Contingent[]Interest[]Payments:
 If[]the[]notes[]have[]not[]been[]previously[]called[]and[](i)[]with[]respect[]to[]any[]Review[]Date[](other[]than[]the[]final[]Revi ew[]Date)[]

 the[]closing[]price[]of[]one[]share[]of[]the[]Reference[]Stock[]on[]that[]Review[]Date[]or[](ii)[]with[]respect[]to[]the[]final[]Re view[]Date[]

 the[]Final[]Stock[]Price[]is[]greater[]than[]or[]equal[]to[]the[]Interest[]Barrier,[]you[]will[]receive[]on[]the[]applicable[]Inter est[]Payment[]

 Date[]for[]each[]$1,000[]principal[]amount[]note[]a[]Contingent[]Interest[]Payment[]equal[]to:

 $26.625[](equivalent[]to[]an[]interest[]rate[]of[]10.65%[]per[]annum,[]payable[]at[]a[]rate[]of[]2.6625%[]per[]quarter).

 If[](i)[]with[]respect[]to[]any[]Review[]Date[](other[]than[]the[]final[]Review[]Date)[]the[]closing[]price[]of[]one[]share[]of[]th
e[]Reference[]

 Stock[]on[]that[]Review[]Date[]or[](ii)[]with[]respect[]to[]the[]final[]Review[]Date,[]the[]Final[]Stock[]Price[]is[]less[]than[]th
e[]Interest[]

 Barrier,[]no[]Contingent[]Interest[]Payment[]will[]be[]made[]with[]respect[]to[]that[]Review[]Date.
[]Interest[]Barrier[]/[]Trigger[]Level:[] 80%[]of[]the[]Initial[]Stock[]Price[](subject[]to[]adjustments)
Interest[]Rate:                           10.65%[]per[]annum,[]payable[]at[]a[]rate[]of[]2.6625%[]per[]quarter,[]if[]applicable
Automatic[]Call:
 If[]the[]closing[]price[]of[]one[]share[]of[]the[]Reference[]Stock[]on[]any[]Review[]Date[](other[]than[]the[]final[]Review[]Date)[
]is[]greater[]

 than[]or[]equal[]to[]the[]Initial[]Stock[]Price,[]the[]notes[]will[]be[]automatically[]called[]for[]a[]cash[]payment,[]for[]each[]$
1,000[]

 principal[]amount[]note,[]equal[]to[](a)[]$1,000[]plus[](b)[]the[]Contingent[]Interest[]Payment[]applicable[]to[]that[]Review[]Date
,[]
                                          payable[]on[]the[]applicable[]Call[]Settlement[]Date.
Payment[]at[]Maturity:
 If[]the[]notes[]have[]not[]been[]previously[]called[]and[]the[]Final[]Stock[]Price[]is[]greater[]than[]or[]equal[]to[]the[]Trigger[
]Level,[]you[]

 will[]receive[]a[]cash[]payment[]at[]maturity,[]for[]each[]$1,000[]principal[]amount[]note,[]equal[]to[](a)[]$1,000[]plus[](b)[]the
[]

 Contingent[]Interest[]Payment[]applicable[]to[]the[]final[]Review[]Date.[]If[]the[]notes[]have[]not[]been[]previously[]called[]and[
]the[]

 Final[]Stock[]Price[]is[]less[]than[]the[]Trigger[]Level,[]at[]maturity[]you[]will[]lose[]1%[]of[]the[]principal[]amount[]of[]your[
]notes[]for[]

 every[]1%[]that[]the[]Final[]Stock[]Price[]is[]less[]than[]the[]Initial[]Stock[]Price.[]Under[]these[]circumstances,[]your[]payment
[]at[]

 maturity[]per[]$1,000[]principal[]amount[]note[]will[]be[]calculated[]as[]follows:[]$1,000[]+[]($1,000[][][]Stock[]Return).[]

 If[]the[]notes[]have[]not[]been[]automatically[]called[]and[]the[]Final[]Stock[]Price[]is[]less[]than[]the[]Trigger[]Level,[]you[]w ill[]lose[]

 more[]than[]20%[]of[]your[]initial[]investment[]and[]may[]lose[]all[]of[]your[]initial[]investment[]at[]maturity.
[]Stock[]Return:                          (Final[]Stock[]Price[][][]Initial[]Stock[]Price)[]/[]Initial[]Stock[]Price
[]Initial[]Stock[]Price:
 Closing[]price[]of[]the[]Reference[]Stock[]on[]pricing[]date,[]divided[]by[]the[]Adjustment[]Factor
Final[]Stock[]Price:
 The[]arithmetic[]average[]of[]the[]closing[]prices[]of[]one[]share[]of[]the[]Reference[]Stock[]on[]each[]of[]the[]Ending[]Averaging
[]Dates.
[]Ending[]Averaging[]Dates:
 July[]27,[]2015,[][]July[]28,[]2015,[][]July[]29,[]2015,[][]July[]30,[]2015,[][]and[]the[]final[]Review[]Date
Review[]Dates:
 October[]30,[]2014[](first[]Review[]Date),[]January[]29,[]2015[](second[]Review[]Date),[]April[]30,[]2015[](third[]Review[]Date),[]
and[]
                                          July[]31,[]2015[](final[]Review[]Date)
Preliminary[]Term[]Sheet:                 http://www.sec.gov/Archives/edgar/data/19617/000095010314004884/dp47909_fwp[]0724.htm
[]Please[]see[]the[]term[]sheet[]hyperlinked[]above[]for[]additional[]information[]about[]the[]notes,[]including[]JPMS's[]estimated[
]value,[]which[]is[]the[]estimated[]
value[]of[]the[]notes[]when[]the[]terms[]are[]set.[]
------------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------

Risk[] Considerations
The[]risks  [] identified  []  below [] are[] not   []exhaustive.  [][] Please
[] see[] the  [][]  term [] sheet []hyperlinked  []  above[]  for[]  more[]
information.
[][]Your   [] investment[]  in [] the []notes   [] may []result   []in  [] a
[]loss  [] of   []some  []  or[] all   [] of [] your [] principal[]  and [] is
[] subject [] to[]  the [] credit[] risk  [] of  [] JPMorgan  [] Chase  [] and
[]  Co.  [][]The   [] notes []do   []not  []  guarantee[] the  [] payment
[]of   []interest   []and  [] may  []  not[] pay  []  interest[]  at [] all.
[][] The []appreciation   []potential   [] of [] the[] notes  [] is
[]limited,  []  and [] you[] will   []not  [] participate   [] in[] any  []
appreciation   []in  [] the  []  price [] of [] the[] Reference   []Stock.
[][]The  [] benefit  []  provided[]  by[]  the []Trigger  [] Level  [] may  []
terminate  [] on   [] the []final  []  Review [] Date.
[][] JPMorgan[] Chase   []and   []Co.  [] and[] its  [] affiliates   [] play[]
a[] variety  []  of[] roles   [] in []connection  []  with [] the [] notes
[]and   [] their[] interests   []may  []  be[]  adverse [] to []yours.   [][]
If [] the []notes  []  are [] automatically[]  called[]  early,[]  there [] is
[]no   [] guarantee [] that []you   [] will [] be []able   []to  []  reinvest[]
 the []proceeds  [] at   [] a[] comparable   []return   [] [][] JPMS's []
estimated[]  value [] of[] the   [] notes []will   [] be[] lower   [] than
[]the  [] original   [] issue []price   [](price  []  to []public) [] of[]  the
[] notes.
[][] JPMS's []estimated  [] value   []does  [] not  [] represent   []the  []
future   []values   [] of [] the [] notes[]  and [] may[]  differ [] from []
others' []estimates  [][] JPMS's[] estimated   [] value[]  is [] not[]
determined[]  by []reference  []  to [] credit [] spreads [] for []our
[]conventional   []fixed   [] rate [] debt.
[][]The  [] value   []of   []the  []  notes [] as [] published []by  [] JPMS
[] will [] likely [] be [] higher[] than   []JPMS's   []then   [] current[]
estimated [] value[]  of[]  the []notes   []for  []  a[]  limited[]  time.
[][]Secondary   [] market[] prices   [] of []the  [] notes   []will   []be  []
impacted  []  by[]  many[]  economic[] and   []market   [] factors.
[][]No   []ownership   []or   [] dividend[] rights   [] in[] the   [] Reference
[] Stock. [][]
[][] Risk[] of   []the  [] closing   [] price[] of   [] the[]  Reference []
Stock[] falling   []below  [] the   [] Interest []Barrier   [] or[] Trigger  []
Level  [] is   [] greater []if  [] the   []Reference   []Stock  [] is  []
volatile.
[][] Lack [] of []liquidity  [][][]     JPMS [] intends[]  to []offer  []  to[]
purchase  [] the  [] notes   []in  []  the []secondary  [] market  []  but []
is[] not  []  required[]  to [] do[]  so. [] Even [] if[] there  [] is   []a
[]  secondary[] market,   [] it[]  may[] not   [] provide[]enough  [] liquidity
 [] to   []allow  []  you[] to   [] trade[]  or[]  sell[]  the[]  notes[]
easily.
[][] The[] anti   [] dilution[]  protection[] for  []  the[] Reference  []
Stock   [] is [] limited []and  [] may  [] be   [] discretionary.
[][] The [] averaging [] convention[]  used [] to [] calculate [] the [] Final
[] Stock[]  Price[] could  []  limit []returns.

What[]Are[]the[]Payments []on[]the[]Notes,[]Assuming
[]a[]Range[]of[]Performances []for[]the[]Reference []Stocks?
The[]following []table[]illustrates []payments []on[]the[]notes,[]assuming
[]a[]range[]of[]performance []for[]the[]Reference
[]Stock[]on[]a[]given[]Review[]Date.[]
The[]hypothetical []payments []set[]forth[]below[]assume
[]an[]Initial[]Stock[]Price[]of[]$35.00, []an[]Interest
[]Barrier[]and[]a[]Trigger[]Level[]of[]$28.00
[](equal[]to[]80%[]of[]the[]hypothetical []Initial[]Stock[]Price)[]
and[]reflect[]the[]Interest []Rate[]of[]10.65% []per[]annum[][](payable
[]at[]a[]rate[]of[]2.6625% []per[]quarter) .[]The[]hypothetical
[]total[]returns[]set[]forth[]below[]are[]for[]illustrative []purposes
[]only[]and[]may[] not[]be[]the[]actual[]total[]returns[]applicable
[]to[]a[]purchaser []of[]the[]notes.[]the[]numbers []appearing
[]in[]the[]following []table[]and[]examples []have[]been[]rounded
[]for[]ease[]of[]analysis.

Hypothetical[]Payment[]upon[]Automatic[]Call[]or[]at[]Maturity
------------------------------------------------------------------------------------------------- -------------
 -----------------------------------
                        Review[]Dates[]Prior[]to[]the[]Final[]Review[]Date                                      Final[]Review[]Date
                   ------------------------------------------------------------------------------ -------------
 -----------------------------------
    Closing[]Price
                   Reference[]Stock[]Appreciation[]/[] Payment[]on[]Interest[]Payment[]Date[]or[]
                                                                                                  Stock[]Return
 Payment[]at[]Maturity[](3)
                   Depreciation[]at[]Review[]Date Call[]Settlement[]Date[](1)(2)
------------------ ------------------------------ ----------------------------------------------- -------------
 -----------------------------------
      $63.0000            80.00%                      $1,026.625                                   80.00%
 $1,026.625
      $56.0000            60.00%                      $1,026.625                                   60.00%
 $1,026.625
      $49.0000            40.00%                      $1,026.625                                   40.00%
 $1,026.625
      $42.0000            20.00%                      $1,026.625                                   20.00%
 $1,026.625
      $38.5000            10.00%                      $1,026.625                                   10.00%
 $1,026.625
      $36.7500            5.00%                       $1,026.625                                    5.00%
 $1,026.625
------------------ ------------------------------ ----------------------------------------------- -------------
 -----------------------------------
      $35.0000            0.00%                       $1,026.625                                    0.00%
 $1,026.625
      $33.2500            []5.00%                      $26.625                                     []5.00%
 $1,026.625
      $31.5000            []10.00%                     $26.625                                     []10.00%
 $1,026.625
      $28.0000            []20.00%                     $26.625                                     []20.00%
 $1,026.625
      $27.9965            []20.01%                      $0.000                                     []20.01%
 $799.900
     $17.5000             []50.00%                      $0.000                                     []50.00%
 $500.000
     $10.5000             []70.00%                      $0.000                                     []70.00%
 $300.000
      $0.0000            []100.00%                      $0.000                                     []100.00%
 $0.000
------------------ ------------------------------ ----------------------------------------------- -------------
 -----------------------------------

(1)[]The[]notes[]will[]be[]automatically
[]called[]if[]the[]closing[]price[]of[]one[]share[]of[]the[]Reference
[]Stock[]on[]any[]Review[]Date[](other[]than[]the[]final[]Review[]Date)[]is[]gr eater[]than[]or[]equal[]to[] the[]Initial[]Stock[]Price.
(2)[]You[]will[]receive[]a[]Contingent []Interest []Payment []in[]connection
[]with[]a[]Review[]Date[](other[]than[]the[]final[]Review[]Date)[]if[]the[]clos ing[]price[]of[]one[]share[]of[]the[]Reference []Stock[]on[]
that[]Review[]Date[]is[]greater[]than[]or[]equal[]to[]the[]Interest []Barrier.
(3)[]You[]will[]receive[]a[]Contingent []Interest []Payment []in[]connection
[]with[]the[]final[]Review[]Date[]if[]the[]Final[]Stock[]Price[]is[]greater[]th an[]or[]equal[]to[]the[]Interest []Barrier.

SEC Legend: JPMorgan Chase and Co. has filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate.
Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase and Co. has filed with the SEC for more complete information about JPMorgan Chase and Co. and this offering. You may get these documents without cost by visiting
EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase and Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus, the prospectus supplement as well as any relevant product supplement and term sheet if you so request by calling toll-free 866-535-9248.
IRS Circular 230 Disclosure: JPMorgan Chase and Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase and Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.
Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. The products described herein should generally be held to maturity as early unwinds could result in lower than anticipated returns. This information is not intended to This material is not a product of J.P. Morgan
Research Departments. J.P. Morgan is the marketing name for JPMorgan Chase and
Co. and its subsidiaries and affiliates worldwide. J.P. Morgan Securities LLC
("JPMS") is a member of FINRA, NYSE and SIPC. Clients should contact their salespersons at, and execute transactions through, a J.P. Morgan entity qualified in their home jurisdiction unless governing law permits otherwise.
Filed pursuant to Rule 433 Registration Statement No. 333-177923
Dated:[]July[]17,[]2014